STOCK PURCHASE AGREEMENT

Agreement made and entered into as of June 21, 2005, among Onping Limited, a BVI company,   (hereinafter referred to as "Buyer"), Michael R. Quinn, Jay Lutsky, Grant W. Peck, Dean F. Sessions and Gary S. Joiner (hereinafter referred to as “Sellers”), and Sunburst Acquisitions V, Inc., a Colorado corporation, having an address at 4807 S. Zang Way, Morrison, Colorado, (hereinafter referred to as the "Company").

This Agreement sets forth the terms and conditions upon which Sellers are selling to the Buyers and the Buyers are purchasing from the Sellers 2,464,000 shares of the issued and outstanding common stock of the Company, representing approximately 90% of the issued and outstanding common stock of the Company  (hereinafter referred to as the "Shares").  Exhibit A attached hereto, and incorporated herein by this reference, lists the number of Shares being sold by each of the individual Sellers.

In Consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I.  SALE OF THE SHARES

1.01

Shares being Sold.  Subject to the terms and conditions of this Agreement, the Sellers are selling and transferring the Shares to the Buyers at the closing provided for in Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

1.02

Consideration.  An aggregate total of $25,000 shall be due and payable under the terms of this Agreement for purchase of the Shares.  The purchase price shall be paid in cash at closing.

1.03

Closing.  The Closing of the transactions provided for in Section 1.04 and 1.05 shall take place at Hong Kong, on a mutually acceptable date within 5 business days following the date on which the Company, in accordance with the provisions of Section 6.01(d) hereof, has completed the filing of all quarterly and annual reports for all periods through and including its fiscal year ending April 30, 2005, and is current in its filing obligations with the U.S. Securities and Exchange Commission.

1.04

Delivery by the Sellers.  At the Closing, the Sellers shall deliver to the Buyers certificates representing the Shares, endorsed in blank and otherwise in form acceptable for transfer on the books of the Company.

1.05

Delivery by the Buyers.  At the Closing the Buyers shall deliver the cash payment of $25,000 as specified in Section 1.02 to the Sellers.

II.  RELATED TRANSACTIONS.

2.01

Finder.   Seller and Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

2.02

Resignations.  At the Closing, all of the current directors and officers of the Company shall deliver their resignations after having elected the designees of the Buyer.

III.  REPRESENTATIONS AND WARRANTIES OF COMPANY & SELLER.

The Company and Sellers hereby represent and warrant as follows:

3.01

Organization, Capitalization, etc.

(a)

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado, and is qualified in no other state.

(b)

As of the date of execution of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of common stock of which 2,735,000 shares are validly issued and outstanding, and 20,000,000 shares of no par value preferred stock, of which no shares are issued and outstanding.  The Shares owned by each person comprising the Seller as of the Closing shall be owned free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature.  Each of the persons comprising the Seller has the unqualified right to sell, assign, and deliver the portion of the Shares specified on Exhibit A and, upon consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.  There are no outstanding options or other agreements of any nature whatsoever relating to the issuance by the Company of any shares of its capital stock.

3.02

Authority; No Violation.  The execution and delivery of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the individuals comprising the Seller is a party or by which the Company or the Seller is bound.

3.03

Financial Statements.  The Company has delivered to the Buyer audited financial statements of the Company for the fiscal year ending April 30, 2001, and unaudited financial statements for the periods ending July 31, 2001 and October 31, 2001, which have been incorporated into the Company’s filings with the U.S. Securities and Exchange Commission.  Such financial statements are true and correct, and a fair and accurate presentation of the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company as of the date thereof.  The audited financial statements were prepared in accordance with generally accepted principals of accounting applied on a consistent basis, and the unaudited financial statements contain all adjustments (consisting of normal recurring items) which are, in the opinion of Company, necessary for a fair representation of the interim period presented.  In accordance with the provisions of this Section 3.03 and Sections 3.09 and 6.01(d) hereof, prior to closing the Company will deliver to the Buyer audited financial statements for the fiscal years ending April 30, 2002, April 30, 2003, April 30, 2004 and April 30, 2005, which shall have been incorporated into the Company’s filings with the U.S. Securities and Exchange Commission for the specified periods.  Such financial statements shall be true and correct, and a fair and accurate presentation of the financial condition and assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Company as of the date thereof.  Such audited financial statements shall be prepared in accordance with generally accepted principals of accounting applied on a consistent basis.

3.04

Tax Returns.  Prior to closing, the Company shall have duly filed all tax reports and returns required to be filed by it and shall have fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls), and there shall be no pending questions relating to, or claims asserted for, taxes or assessments against the Company.

3.05

No Liabilities.  Except to the extent listed in Schedule 3.05 attached hereto, as of the date hereof, the Company had no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due.  Likewise, as of the date of closing, the Company will have no outstanding liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due.

3.06

Absence of Certain Changes.  The Company has not since April 30, 2001 (the date of the most recent audited financial statements of the Company provided to Buyer at the time of execution of this Agreement), and as of the Closing will not have:

(a)

Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b)

Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c)

Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(d)

Made any material change in any method of accounting or accounting practice.

3.07

Litigation.  There are no actions, proceedings, or investigations pending or, to the knowledge of the Company or the Seller, threatened against the Company, and neither the Company nor the Seller knows or has any reason to know of any basis for any such action, proceedings, or investigation.  There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

3.08

Disclosure.  The Seller has disclosed to the Buyer all facts material to the assets, prospects, and business of the Company.  No representation or warranty by the Seller  contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

3.09

SEC Filings.  The Company filed a registration statement on Form 10SB under the Securities Exchange Act of 1934 on June 17, 1998, and an amended registration statement on Form 10SB/A on September 17, 1998.   In accordance with Section 12(g) under the 1934 Act, such registration statement became effective on or about August 16, 1998.  Thereafter, the Company filed all periodical reports required to be filed with the Securities and Exchange Commission through and including the period ending October 31, 2002.  As of the date hereof, the Company is not current in its filing obligations.  However, in accordance with the provisions of Section 6.01(d) hereof, prior to closing the Company shall be obligated to complete the filing of all quarterly and annual reports for all period through and including the filing of a report on Form 10KSB for its fiscal year ending April 30, 2005, and as of the date closing, the Company shall be required to current in its filing obligations.

3.10

Full Disclosure.  The Company and Seller have provided the Buyer with full disclosure of all material information known to them regarding the Company and the Shares. None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to Buyer by the Company or by any of the individuals executing this Agreement as Seller, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

IV.  REPRESENTATIONS AND WARRANTIES BY THE BUYER.

The Buyer hereby represents and warrants as follows:

4.01

Authority; No Violation.    The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly authorized.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

4.02

Representations Regarding the Acquisition of the Shares.

(a)

The Buyer understands that the Shares constitute restricted securities as that term is defined in Rule 144 under the Securities Act of 1933 and that the Shares may not be sold or transferred in the absence of a registration statement or an available exemption from registration;

(b)

The Buyer understands the speculative nature and risks of investments associated with the Company and confirms that it is able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

(c)

Neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the status, in its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(d)

 The Buyer has had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company.  Further, the Buyer has been given:  (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and each of the individuals comprising the Seller.

(e)

Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares; and

(f)

In evaluating the merits of the purchase of the Shares, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Seller.

V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

5.01

Survival of Representations.  All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

5.02

Indemnification by Agent.  The Company and the Seller hereby agree to indemnify the Buyer and hold it harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Buyer resulting from a breach of any agreement, representation, or warranty of the Company or by the Seller, including, but not limited to, any undisclosed liabilities or obligations of the Company, whether known by Seller or not, as described in Section 3.05 of this Agreement.  Assertion by the Buyer of its right to indemnification under this Section 5.02 shall not preclude the assertion by the Buyer of any other rights or the seeking of any other remedies against the Company or the Seller.

5.03

Indemnification by Buyer.  The Buyer hereby agrees to indemnify the  Seller  and the Company, and hold them harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Seller or the Company resulting from a breach of any agreement, representation, or warranty of the Buyer contained herein.

VI.  ADDITIONAL CONDITIONS TO CLOSING

6.01

Obligation of Buyer to Close.  Buyer shall not be obligated to close this transaction unless:

(a)

Buyer is satisfied with the condition of the Company following a due diligence review of the books, records, business and affairs of the Company.  The Company agrees to provide Buyer and its agents complete access to all of the Company's books, records and personnel for purposes of enabling Buyer to conduct its investigation.  In accordance with the foregoing, the Company shall deliver all of the following items to the Buyer:

(i)

Copies of the articles of incorporation and bylaws of the Company together with all amendments thereto;

(ii)

Copies of the minutes of all meetings of the board of directors and of the shareholders and copies of all consent resolutions adopted by the board of directors or the shareholders;

(iii)

All financial statements returns and tax returns described in Section 3.03 and 3.04 hereof.

(iv)

A representation letter signed by the Company’s current officers and directors to be effective as of the date of Closing confirming that they have no claims against the Company of any kind either in respect of any fees, any compensation or other remuneration, or any other matter.

(v)

Any other document reasonably requested by Buyer which Buyer deems necessary for consummation of the transaction contemplated by the terms of this Agreement.

(b)

There are no material liabilities on the books of the Company as of the date of closing.

(c)

There have been no changes in the Company's business or capitalization between the date of signing this Agreement and the date of Closing, other than as described herein in Section 2.03.

(d)

The Company has completed and filed all documentation, reports, schedules and other information necessary to cause the Company to be in compliance with the rules and regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, including, but not limited to, quarterly and annual reports on Form 10QSB and Form 10KSB for all periods through and including the fiscal year ending April 30, 2005, and, if necessary, a notice to shareholders regarding a  proposed change in directors as required by Rule 14f-1.

(e)

The current officers and directors of the Company shall have tendered their resignations effective as of the date of Closing, or at such later date as the parties may agree, and the current directors shall have appointed persons designated by Buyer as successor members of the Board of Directors to fill the vacancies created by the resignation of the current directors.

6.02

Obligation of Seller to Close.  Seller shall not be obligated to close this transaction unless it is satisfied, following reasonable investigation, that all of the representations of Buyers as of the date of execution of this Agreement and as of the date of Closing are true and correct.

VII.  SURVIVAL AND INDEMNIFICATION

7.01

Survival.  The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the second anniversary of the Closing Date.

7.02

Indemnification.  The Buyer shall indemnify, defend and hold harmless the Seller, the Company and its directors, officers, employees, agents, and representatives and the Seller and the Company shall indemnify, defend and hold harmless the Buyer and its directors, officers, employees, agents and representatives from and against any and all damages, claims, liabilities, losses, costs, response costs, expenses, obligations and deficiencies, including interest, penalties, and reasonable attorney’s and other fees, arising out of or in any way connected to any breach by any party of any of the representations, warranties, covenants or agreements of such party set forth in this Agreement or in any Schedule(s) furnished by or on behalf of such party under this Agreement.  The parties shall be entitled to indemnification hereunder only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before 180 days from the Closing Date.

VIII.  MISCELLANEOUS

8.01

Expenses.  Upon execution of this Agreement, Buyer shall deposit with Frascona, Joiner, Goodman and Greenstein, P.C., the sum of $12,000.00, to be disbursed for purposes of paying auditing and accounting expenses, filing fees and transfer agent fees required to bring the Company current in its SEC reporting obligations for all periods through and including the fiscal year ending April 30, 2005. Buyer shall also be responsible for payment of legal fees to Frascona, Joiner, Goodman & Greenstein, P.C., for preparation of this Stock Purchase Agreement and for other legal services required for closing hereunder.  Except as specified herein, each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

8.02

Further Assurances.  From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

8.03

Parties in Interest.  All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

8.04

Prior Agreements; Amendments.  This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

8.05

Piggyback Registration Rights.   If the Company shall determine to file with the SEC a registration statement (“Registration Statement”) relating to an offering for its own account or the account of others under the 1933 Act of any of its equity securities, the Company shall send each of the Sellers named herein written notice of such determination and, if within fifteen (15) days after the date of such notice, any of such Sellers shall so request in writing, the Company shall include in such Registration Statement all or any part of the shares of the Company owned by such Seller. The provisions of this Section 8.05 shall apply to a maximum of 105,000 shares owned by the Sellers.  Following the filing thereof, the Company shall use its best efforts to cause such registration statement to become effective as soon as reasonably possible, and following effectiveness, shall use its reasonable best efforts to cause such registration statement to remain effective for a sufficient period of time to enable each such Seller to sell all of his or her shares which are included in the registration statement.

8.06

Headings.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

8.07

Confidentiality.  Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement.  If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

8.08

Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

If to the Seller:	c/o Jay Lutsky 4807 South Zang Way Morrison, Colorado 80465

If to the Buyer	P.O. Box 25290 Harbour Building Post Office Hong Kong

8.09

Effect.  In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

8.10

Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.11

Applicable Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYERS:	SELLERS:

Onping Limited, a BVI company

By: /s/ Terence Ho	By: /s/ Michael R. Quinn

By: /s/ Jay Lutsky

By: /s/ Grant W. Peck

By: /s/ Dean F. Sessions

By: /s/ Grant S. Joiner

COMPANY SUNBURST ACQUISITIONS V, INC.

By: /s/ Jay Lutsky, President

EXHIBIT A

TO

SUNBURST ACQUISITIONS V, INC.

STOCK PURCHASE AGREEMENT

Dated June 21, 2005

LIST OF SELLERS

NAME	NUMBER OF SHARES
Michael R. Quinn	799,000
Jay Lutsky	1,401,000
Grant W. Peck	88,000
Dean F. Sessions	88,000
Gary S. Joiner	88,000
TOTAL	2,464,000

LIST OF BUYERS

NAME	NUMBER OF SHARES
Onping Limited, a BVI company	2,464,000
TOTAL	2,464,000